Exhibit 10(v)
SUMMARY SHEET
OF
2009 COMPENSATION
Director Compensation
Employee Directors
Directors who are employees of the Company receive no separate compensation for Board service. Mr. Vea and Mr. Stevens are the only directors who are also employees of the Company, and they do not receive any additional compensation for such service.
Non-Employee Directors
Non-employee directors currently receive the following compensation:
Annual Retainer:
•
$12,000 restricted stock retainer, which vests over a three year period, issued under the Company’s 2007 Equity Incentive Plan. (If restricted shares are not available, the annual retainer will be paid in cash.)

•	A copy of the 2007 Equity Incentive Plan is filed as an exhibit to the Company’s Form 8-K filed on April 20, 2007.

•	$12,000 cash retainer payable in four quarterly payments.
Meeting Fees:
•	$900 cash fee for each Board of Directors meeting of the Company attended.

•	$600 cash fee for each committee meeting attended.

Presiding Independent Director/Committee Chair Fees:

•	$2,000 fee payable in four quarterly payments to Presiding Independent Director.

•	$2,000 fee payable in four quarterly payments to Committee Chairs.
Other:
•	$900 additional fee for each full day spent in training at seminars or other training sessions approved in advance by the Chairman of the Board.

•	Reimbursement for travel and other expenses incurred for attending seminars or other training sessions.

•
Reimbursement for accommodations, travel or meals in connection with attending corporate, board or other authorized functions, which includes Board of Directors meetings, committee meetings, and Board retreats.

Under the Corporate Governance Principles, non-employee directors are expected to own shares with an aggregate value equal to $100,000 within five years of being elected a director. These guidelines are expected to be complied with by the end of 2013. For any person becoming a member of the Board after December 31, 2008, the ownership guidelines are expected to be complied with within five years of first becoming a member of the Board.

Compensation of Named Executive Officers
The executive officers of the Company serve at the discretion of the Board of Directors. The following are the current base salaries effective April 6, 2008, for the Company’s Chief Executive Officer, Chief Financial Officer and its other most highly compensated current executive officers who will be identified in the Company’s proxy statement for the 2009 annual meeting (the “Named Executive Officers”):

Michael T. Vea, Chairman, President and Chief Executive Officer	$482,694

Martin M. Zorn, Executive Vice-President, Chief Operating Officer and Chief Financial Officer and Secretary	$280,000

Roger M. Duncan, Executive Vice-President, Retail Manager and Community Markets Manager of Integra Bank N.A.; President of Evansville Region.	$216,500

Bradley M. Stevens, Executive Vice-President, President and Chief Executive Officer — Chicago Region	$240,000

Roger M. Watson, Executive Vice-President, Division Manager, Commercial Real Estate	$225,000
The Compensation Committee of the Board of Directors determines and approves the compensation payable to the executive officers. Mr. Vea, Mr. Zorn and Mr. Stevens are parties to employment agreements with the Company. Their current salaries are currently based on the terms of their employment agreement and may be increased by action of the Compensation Committee. Messrs. Duncan and Watson are parties to Change in Control Benefits Agreements.
Cash Incentives
During 2008, the Named Executive Officers participated in the 2007 Annual Cash Incentive Plan, or the 2007 Cash Plan. The 2007 Cash Plan created opportunities for additional cash compensation based on the achievement of short-term (one year) performance goals. The amount of the opportunities was set at “minimum”, “target”, and “maximum” levels. The amount of the cash incentives paid to those officers for 2008 is shown in the Summary Compensation Table.

Equity-Based Incentives
During 2008, the Named Executive Officers participated in the 2007 Equity Incentive Plan, or the 2007 Equity Plan. The 2007 Equity Plan created opportunities for additional compensation that is tied to the performance of our stock and aligned with the interests of our shareholders. In making its award decisions, the Compensation Committee gave consideration to (1) the executive’s total compensation both for 2006 and the amount of the award necessary to place the executive’s total compensation at the 50th percentile of the peer group; (2) the committee’s qualitative assessment of our overall performance in 2007; and (3) with respect to the named executives other than the Chief Executive Officer, the recommendation of the Chief Executive Officer. In addition, the Compensation Committee considered comparative total compensation information for the peer group, tally sheets for the preceding two years, our overall financial performance during the period that an executive officer has held his position, the difficulty of replacing an executive officer with another of comparable experience and skill, and how compensation decisions could assist us in achieving the goals set out in our strategic plan.
The stock option and restricted stock awards granted to the named executive officers for 2008 are shown in the Grants of Plan-Based Awards Table in the 2009 proxy statement.
Other Compensation
The Company also provides matching contributions to the accounts of the Named Executive Officers under its Employees 401(k) Plan and pays for term life insurance for each of the Named Executive Officers.
2009 Executive Compensation Decisions
The committee continuously evaluates the design of the Company’s executive compensation program. In February 2009, it approved some design changes intended to reflect the revised strategic plan for 2009. However, the Company’s participation in the Capital Purchase Program which began on February 27, 2009, means that many aspects of the executive compensation program will need to be revised. The impact that the Capital Purchase Program and recent federal legislation will have on the Company’s executive compensation program will be discussed in the Company’s proxy statement for the 2009 annual meeting of shareholders.